LYRIS, INC. REPORTS FIRST QUARTER FISCAL 2011 RESULTS

     (EMERYVILLE, CA), November 12, 2011—Lyris, Inc., (OCTBB: LYRI.OB), the online marketing expert, today reported results for the first quarter of fiscal 2011.

     For the quarter ended September 30, 2010, Lyris reported revenues of $10.1 million compared to revenues of $10.8 million in the first quarter a year ago and revenues of $11.2 million in the prior quarter.

     On a GAAP basis, the company reported a net loss of $3.2 million, or $0.03 per share, in the first quarter of 2011, compared with a net loss of $797,000, or $0.01 per share, in the same quarter a year ago. The results for the first quarter of fiscal 2011 include reorganization and severance expense of $1.1 million related to the departure of the company’s former chief executive officer and a reduction in headcount implemented during the quarter.

     On a non-GAAP basis, Lyris reported a net loss of $2.1 million, or $0.02 per share, in the first quarter of 2011, versus non-GAAP net income of $326,000, or $0.00 per diluted share, in the same period a year ago. The components excluded from non-GAAP net income in the first quarter of 2011 included amortization of intangibles of $851,000, stock-based compensation expense of $297,000 and other income of $19,000. In the first quarter of 2010, non-GAAP net income excluded amortization of intangibles of $932,000 and stock-based compensation expense of $191,000.

     The company said adjusted EBITDA in the first quarter of fiscal 2011 was a negative $746,000 compared with a positive $837,000 in the same period a year ago. Adjusted EBITDA is earnings before net interest expense, taxes, depreciation and amortization expense, non-cash stock-based compensation expense, other income or losses and the reorganization and severance expense.

     A reconciliation between GAAP and non-GAAP net income and between GAAP net income and adjusted EBITDA can be found in this news release and at www.lyris.com.

     “Several factors contributed to our revenue performance in the quarter, including the impact of the macroeconomic environment on client churn and email volume. In addition, while we were pleased with the 14 percent growth in year-over-year revenues from our Lyris HQ platform, our overall hosting activity did not meet our expectations,” said Wolfgang Maasberg, chief executive officer of Lyris.

     Lyris HQ revenues accounted for 43 percent of total revenues in the first quarter of fiscal 2011 versus 35 percent in the first quarter a year ago. The company said that it now has more than 1,000 Lyris HQ customers, compared to approximately 800 a year ago, and more than 1,700 subaccounts for Lyris HQ for Agencies, the company’s offering targeted to advertising and marketing firms.

     “As part of our strategy to maximize the company’s revenue opportunities, we have restructured the sale organization and recently appointed Jim Lovelady as senior vice president of sales. Jim has more than 20 years of executive sales management experience with a solid background in online direct marketing and email marketing services,” Maasberg said.

     In a separate release today, the company announced the appointment of Tina Stewart as senior vice president of marketing. She joins Lyris from Juniper Networks, where she was senior director, web and online strategy.

     “Our most important near-term market development program is our new social fusion marketing services initiatives that we launched at the beginning of November. Social media is becoming an integral element of an organization’s marketing effort and we believe this program will help our clients unite social media with online marketing,” Maasberg said.

     Maasberg said the company has nearly completed the integration of the SiteWit predictive pay-per-click campaign optimization technology into Lyris HQ. Lyris acquired a 30 percent interest in SiteWit in July 2010. “During the balance of fiscal 2011, we will be focusing significant effort on further enhancements to the platform that we believe will create a powerful competitive differentiation for the offering,” Maasberg noted.

Conference Call

     The company will hold a conference call today, November 12, at 8 a.m., Pacific Standard Time, (11 a.m., Eastern Standard Time). The teleconference can be accessed by calling (719) 325-2249, passcode 4844545, or via the Internet at www.lyris.com. Please dial in or access the webcast 10-15 minutes prior to the beginning of the call. A replay of the call will be available through Friday, November 19, at (858) 384-5517, passcode 4844545, or via the company’s website at www.lyris.com.

Non-GAAP Financial Measures

     In this release and during our conference call as described above, we use or plan to discuss certain non-GAAP financial measures. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position or cash flow that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with United States generally accepted accounting principles (“GAAP”). A reconciliation between non-GAAP and GAAP measures can be found in the accompanying tables. Non-GAAP financial measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. These non-GAAP financial measures do not reflect a comprehensive system of accounting and may differ from non-GAAP financial measures with the same or similar captions that are used by other companies.

2

We believe the calculation of non-GAAP net income (loss) calculated without acquisition-related amortization charges, non-cash stock-based compensation expense and certain other measures provide a meaningful comparison to our net income (loss) figures. Management does not consider these measures that are excluded to be related to the company’s ongoing core operating performance and therefore non-GAAP net income provides a basis for comparison of the company’s operating results across other periods and against other companies in our industry. We also believe that adjusted EBITDA, which we calculate as net income (loss) on a GAAP basis, less interest, taxes, depreciation, amortization, non-cash stock compensation expense and certain other financial measures, is an indicator of the company’s cash flows. This measure is commonly used by our lenders to assess our leverage capacity, debt service ability and liquidity. These non-GAAP measures have been reconciled to the nearest GAAP measure as required under the rules and regulations promulgated by the U.S. Securities and Exchange Commission.

About Lyris

     Lyris, Inc. (OTCBB: LYRI.OB) is the integrated online marketing expert delivering the industry’s first on-demand integrated marketing suite. Lyris HQ, to help marketers simplify their marketing efforts and optimize campaign ROI. Lyris HQ’s sophisticated, easy-to-use suite of tools to provide marketers with best-of-breed applications for managing e-mail marketing campaigns, tracking Web analytics, publishing and managing Web site content, creating landing pages, optimizing Web sites, paid search and search engine marketing and integrating social media and mobile marketing campaigns. Clients include Expedia CruiseShipCenters, The British Museum Company, Matches, Char-Broil and Eldorado Hotel and Casino. For more information, please visit www.lyris.com. The company is based in Emeryville, Calif.

3

Contacts:

Richard McDonald

Director, Investor Relations

Lyris, Inc.

(610) 688-3305

rmcdonald@lyris.com

or

Neal B. Rosen

Ruder-Finn

(415) 692-3058

rosenn@ruderfinn.com

4

Lyris, Inc.
Condensed Consolidated Statements of Operations
(Unaudited)
(In thousands, except for per share data)

	Three Months Ended
	September 30,
	2010	2009
Revenues:
Subscription revenue	$7,648	$8,266
Professional services revenue	986	784
Software revenue	518	612
Support and maintenance revenue	959	1,165
Total revenues	10,111	10,827
Cost of revenues:
Subscription, software and other services	5,804	4,411
Amortization of developed technology	351	433
Total cost of revenue	6,155	4,844
Gross profit	3,956	5,983
Operating expenses:
General and administrative	2,572	2,045
Research & development	318	720
Sales & marketing	3,799	3,291
Amortization of customer relationship and
trade names	500	499
Total operating expenses	7,189	6,555
Loss from operations	(3,233)	(572)
Interest income	5	-
Interest expense	(8)	(87)
Other income	19	-
Loss from operations before income taxes	(3,217)	(659)
Income tax provision (benefit)	(4)	138
Net loss	$(3,213)	$(797)
Net loss per share basic and diluted	$(0.03)	$(0.01)
Weighted average shares outstanding used in
calculating net loss per share:
Basic and diluted	121,386	103,222

Lyris, Inc.
Reconciliation of Net Income to Non-GAAP Net Income
(Unaudited)
(in thousands, except for per share data)

	Three Months Ended
	September 30,
	2010	2009
Net loss	$(3,213)	$(797)
Stock-based compensation expense	297	191
Amortization of intangibles	851	932
Other income	(19)	-
Non-GAAP net income (loss)	$(2,084)	$326
Net income (loss) per share basic	$(0.02)	$0.00
Net income (loss) per share diluted	$(0.02)	$0.00
Shares used to compute net income per share:
Basic	121,386	103,222
Diluted	121,386	103,222

Non-GAAP net income excludes stock-based compensation expense, amortization of intangibles and certain other financial measures. Management believes that non-GAAP net income provides useful, supplemental information to management and investors regarding the performance of the company’s business operations. Non-GAAP net income is not a measure determined in accordance with United States Generally Accepted Accounting Principles (“GAAP”) and is thus susceptible to varying calculations. As presented, this measure may not be comparable to similarly titled measures that other companies may disclose. Non-GAAP net income should not be considered in isolation or construed as a substitute for other measures of profitability prepared in accordance with GAAP for purposes of analyzing our financial performance or profitability. Non-GAAP net income should be considered in addition to, and not as a substitute or as superior measure to, net income, earnings per share or other measures of financial performance prepared in accordance with GAAP.

Lyris, Inc.
Reconciliation of Net Income to Adjusted EBITDA
(Unaudited, in thousands)

	Three Months Ended
	September 30,
	2010	2009
Net loss	$(3,213)	$(797)
Interest (income) / expense, net	3	87
Income tax (benefit) / provision	(4)	138
Depreciation and amortization	1,128	1,218

Total EBITDA	(2,086)	646

Stock-based compensation expense	297	191
Reorganization and severance expense	1,062	-
Other income	(19)	-

Total Adjusted EBITDA	$(746)	$837

Adjusted EBITDA is calculated as earnings before net interest expense, taxes, depreciation and amortization expense, stock-based compensation expense and certain other financial measures. Adjusted EBITDA is commonly used by our lenders to assess leverage capacity, debt service ability and liquidity, and the company uses adjusted EBITDA to evaluate financial performance and to award incentive compensation for certain employees, including our chief executive officer. We believe that adjusted EBITDA also provides useful measurements of liquidity and financial performance for our investors.